Exhibit 99.1

RH CHAIRMAN AND CEO PROVIDES BUSINESS UPDATE AND PRELIMINARY FOURTH QUARTER AND FISCAL 2015 RESULTS

Corte Madera, CA – February 24, 2016 – RH (Restoration Hardware Holdings, Inc. – NYSE:RH) Chairman and Chief Executive Officer, Gary Friedman, today provided a business update and preliminary fourth quarter and fiscal 2015 results to shareholders.

Preliminary Fourth Quarter Results*

•	Demand sales/written orders increased 21% on top of 26% last year**

•	Net revenues increased 11% to $647.2 million on top of a 24% increase last year

•	Comparable brand revenues increased 9% on top of a 24% increase last year

•	Adjusted operating margin of 11.5% versus 12.7% last year; GAAP operating margin of 10.4%

•	Adjusted net income of $41.8 million versus $42.5 million last year; GAAP net income of $33.8 million

•	Adjusted diluted EPS of $0.99 versus $1.02 last year; GAAP diluted EPS of $0.80

Preliminary Fiscal 2015 Results*

•	Net revenues increased 13% to $2.109 billion on top of a 20% increase last year

•	Comparable brand revenues increased 11% on top of a 20% increase last year

•	Adjusted operating margin of 9.7% versus 9.3% last year; GAAP operating margin of 8.8%

•	Adjusted net income increased 18% to $115.4 million versus $97.6 million last year; GAAP net income of $91.6 million

•	Adjusted diluted EPS increased 16% to $2.73 versus $2.36 last year; GAAP diluted EPS of $2.17

RH Shareholders:

We are clearly operating in different market conditions than a year ago, and believe it requires us to adjust our strategies to optimize performance in the short term, while positioning the company for long-term value creation.

Let me address what we are seeing, and consequently, how we are thinking and operating differently.

There are three key factors that had a negative effect on our fourth quarter results, along with several positive developments that give us tremendous confidence in our long-term growth strategy.

First, our demand sales/written orders were up a strong 21% in the fourth quarter on top of up 26% last year. Our delivered revenue, however, was up only 11% in the quarter on top of up 24% last year, representing a shortfall to our plan. While the initial response to RH Modern has been outstanding, we are experiencing shipping delays as certain vendors are struggling to ramp up production of this new product line. We expect the majority of the demand/written orders to turn into revenues in the first and second quarter, and anticipate our vendors will be substantially caught up by the end of the first half. Additionally, we believe the poor in-stocks also suppressed orders, and we expect demand to build as our in-stocks improve.

Second, we continue to see underperformance in markets affected by energy, oil, or currency fluctuations. The Canada, Texas and Miami markets were a drag of 2 points to total Company revenues in the first half, then accelerated to a 4 point drag in the third quarter, and continued as a 4 point drag in the fourth quarter despite increased promotional efforts, including reduced shipping charges to incentivize our Canadian customers. These results tell us the conditions remain weak in these markets and in aggregate they are trending 20 points below the rest of the Company. Looking forward, we will begin to cycle the underperformance, and the negative drag should be mitigated.

Third, our attempt to drive incremental revenue through increased promotional activity in the fourth quarter was less successful than in prior periods, signaling a further pullback by the high-end consumer. Our sense is the increased volatility in the US stock markets, especially the extreme conditions in January, which is historically our biggest month of the quarter for furniture sales, contributed to our performance. Historically, our business has a correlation to large movements in stock prices as we believe asset valuations influence our customers’ buying patterns.

While there is certainly a fair amount of bad news in the quarter, the good news from our point of view greatly outweighs the bad when you put it into the context of our long-term growth strategy.

Despite the economic headwinds, our two key growth strategies – the expansion of our product offer and the transformation of our real estate – are working exceptionally well.

The strong response to RH Modern, both in retail and direct, indicates this can quickly become a billion dollar plus brand. Our first standalone gallery in Los Angeles is on trend to achieve $25 million in first year demand, and the full floor presentations in our next generation Design Galleries are performing exceedingly well. We plan to expand the RH Modern assortment this Fall and add to our retail footprint. Additionally, RH Teen is off to a strong start, and should continue to build momentum as we expand the product offer and retail presence in the second half of 2016.

We are pleased to report that all of our new next generation Design Galleries are exceeding plan. With the one-year anniversary of Atlanta, plus the openings of Chicago, Denver, and Tampa we continue to demonstrate that our strategy to transform our 7,500 selling square feet legacy stores into 45,000 to 60,000 selling square feet next generation Design Galleries will drive meaningful growth over the next 7 to 10 years. Our ability to blur the lines between residential and retail, creating an immersive environment that is more home than store, is producing industry leading results and positioning RH as the clear leader in the luxury home furnishings market. The unprecedented success of our Gallery at the Historic Three Arts Club in Chicago takes our strategy one step further, as we blur the lines between home and hospitality, with a beautifully integrated central courtyard restaurant, wine vault, pantry and coffee bar. We believe RH Chicago represents the future of experiential retail and proves we can create a destination, making us an even more valuable tenant to developers.

In summary, despite the macro economic challenges, our two key growth strategies are performing beyond our expectations.

When we pause and think about the current market uncertainty, our bias is to de-risk our strategy in the short term, focus on sharpening execution in our core business, and continue to invest in the important long-term strategies that will continue to fuel our growth and strengthen our brand.

Our focus for 2016 will be the following:

1. Optimize Our Core Business: Our energies in the first half will be focused on ramping production and improving in-stocks for RH Modern and our core RH Interiors business. With RH Modern revenues being affected in the first half by the production issues mentioned earlier, we believe the business will continue to build throughout 2016 as our inventory position strengthens, we expand the assortment, and grow our retail footprint. The results in our New York City Gallery, where we replaced a third of our core assortment with RH Modern, generated a 25% demand lift. We believe we can increase comparable store sales by creating a positive arbitrage in many of our legacy galleries by adding RH Modern, and should be in a position to do so in the second half of 2016. Additionally, we do not plan to introduce any incremental new businesses in fiscal 2016, as we believe launching into a potential headwind creates asymmetrical risk to the downside. We will, however, mail our annual RH Source Books, along with our second mailing of RH Modern, this Fall both featuring exciting new product launches and expanded assortments. We intend to assess how the current market volatility plays out during the year so we can tailor our circulation strategy to business conditions.

2. Be Opportunistic with Real Estate: In times of market dislocation, asset values in real estate generally come down, and we plan to take advantage of this likely outcome for the long term benefit of the business. Lower real estate costs translate into higher operating margins and ROIC, and we are in a strong financial position to take advantage of anticipated opportunities.

3. Elevate the Customer Experience: We are focusing a significant amount of our energy on improving the end-to-end customer experience. As we have elevated our brand, especially at retail, other customer touch points also need to leapfrog forward to create a cohesive experience. This initiative will focus on everything from product quality to in-home delivery across all channels, and includes new people, processes and systems.

4. Change the Promotional Cadence and Elevate the RH Brand: Much of how we behave promotionally is left over from the Great Recession. The multiple sale events and email communications do not reflect the brand we are building, nor are these promotions aligned with how our customers shop with us. Additionally, these promotional activities can skew customer behavior with spikes in volume and higher cancellation rates creating inefficiencies throughout our supply chain. Accordingly, we will be launching a new membership model this Spring. For an annual fee, our customers will be able to shop for what they want, when they want, at a set discount, much like the high end interior design trade. Members will also receive free interior design services, a concierge number to manage their orders, preferred financing terms, and early access to annual clearance events. We believe the new membership program will greatly enhance the customer experience, render our brand more valuable, improve execution, and significantly reduce costs.

Since the Dow peaked, and oil began to destabilize in 2014, we have been positioning the Company to win, regardless of market conditions. That is why we completed two successful, zero interest convertible debt offerings, strengthening our balance sheet, and putting us in a position to take advantage of the opportunities that present themselves in difficult markets. We are ending FY 2015 with over $500 million of cash and investments on our balance sheet, and zero borrowings on our $600 million line of credit, and expect to be cash flow positive in fiscal 2016. It has been clear to us, watching the success of others, that those with capital in difficult markets are generally those who capitalize.

At RH, our most significant transformative moves have occurred during periods of macro uncertainty. We emerged from the 2008/2009 Great Recession a much stronger brand and business than when we entered, and expect to do the same during this cycle.

Despite the uncertainty, our underlying fundamentals are very strong. We continue to have the highest sales and earnings growth in our industry. We have expanded our operating margins to nearly 10%, among the best of our peer group. We have a dynamic multi-channel platform that gives us all the advantages of online retailing, without the limitations of single channel competitors. We are opening immersive spaces that are redefining physical retailing in the age of the Internet. We are in the very early stages of the most disruptive and transformational growth strategy in all of retail. Our next generation Design Galleries are exceeding expectations, and our product expansion plans, especially the launch of RH Modern, demonstrate our ability to open the brand to new markets.

We believe what should change in this environment, is the pace at which we deploy our investments, with a focus on optimizing returns.

Being opportunistic with real estate in response to market conditions could lead to improved deal terms, and pulling back the throttle a bit on the expansion of our product offer, could avoid the missteps of subpar returns from investing into a headwind.

History has taught us that real value is created by those who have the courage to lead rather than follow, who are willing to destroy today’s reality to create tomorrow’s future. At our core we are innovators. We obsessively look for opportunities to destroy the current version of ourselves to create something significantly better and more valuable. This remains true in any and all market conditions.

Our plan is to take the next few weeks to sharpen our focus for 2016, and ensure we are positioning the brand and business for long-term value creation.

We will provide more details when we speak with you during our next quarterly earnings video and conference call on March 23rd.

Carpe Diem,

Gary

Gary Friedman

Chairman and Chief Executive Officer

RH Restoration Hardware

*	Adjusted operating margin, adjusted net income and adjusted diluted EPS are non-GAAP financial measures that do not include certain charges and costs. A reconciliation of GAAP to non-GAAP financial measures is provided in the tables accompanying this release. See the Company’s most recent Form 10-K and Form 10-Q filings for the definition of comparable brand revenue.
**	Demand sales/written orders means the dollar value of orders booked by customers during the specified period.

Preliminary Financial Information

The preliminary financial results set forth in this release are unaudited preliminary numbers which are subject to change. The Company has not completed its quarter and year end closing and review process and the audit process for its full year financial statements with its independent registered public accounting firm. The final results for the fourth quarter and fiscal 2015 results may vary materially from the preliminary financial information included in this press release. Further commentary on the Company’s actual fourth quarter and fiscal 2015 financial results will be provided as part of its fourth quarter and fiscal 2015 earnings release, video presentation and Q&A conference call.

About RH

RH (Restoration Hardware Holdings, Inc. - NYSE:RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers collections through its retail galleries, Source Books, and online at RH.com.

Non-GAAP Financial Measures

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted operating income, adjusted operating margin, adjusted net income, and adjusted diluted EPS (collectively, “non-GAAP financial measures”). We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws including statements related to our preliminary financial results, including for the fourth quarter of fiscal 2015 and the full fiscal year ending January 30, 2016, as well as our expectations for future financial trends and performance of our business and our strategy in future periods including during fiscal 2016; statements regarding the conversion of demand and written orders into revenues; our beliefs regarding the ability of our vendors to resolve production difficulties and to catch up with demand; statements regarding our ability to improve on in-stocks and the correlation between in-stocks and sales; statements regarding our beliefs and strategies for our business in Florida, Texas and Canada; statements regarding the effect of stock market fluctuations on our business and our customer behavior; statements regarding our beliefs with respect to the success of our business strategies; statements regarding our expectations for the current and future performance of and future plans for our business initiatives, particularly RH Modern, RH Teen and the transformation of our real estate through our Modern Gallery in Los Angeles and our newest Next Generation Design Galleries including those in Denver, Chicago, Atlanta and Tampa (including our expectations relating to expected demand for the first year of our Modern Gallery in Los Angeles and the expansion of RH Modern and RH Teen during fiscal 2016); statements regarding our expectation that RH Modern can become a brand with revenue in excess of one billion dollars; statements regarding our expectation that expanding our real estate footprint to 45,000 – 60,000 selling square feet per Next Generation Design Gallery will drive meaningful growth over the long term; statements regarding our focus for 2016, including (i) the optimization of our core business through ramping up production, improving in-stocks and optimization of our Sourcebook circulation strategy in relation to market conditions, (ii) being opportunistic with real estate, including by being very selective about entering into new real estate transactions, (iii) the elevation of the customer experience and (iv) changing the promotional cadence and elevating the RH Brand, including through the launch of a new membership-based business model; statements regarding our financial health and capital position and the additional flexibility that we believe this provides to us to take advantage of adverse market conditions; statements regarding the health of our balance sheet, our liquidity position, our preparation for future market conditions and our ability emerge stronger from difficult market conditions; statements regarding our strong position in terms of sales, earnings growth and operating margins compared to our industry and peers; statements regarding the disruptive and transformational nature of our growth strategy; statements regarding RH Modern’s ability to open our brand to new markets; and any statements or assumptions underlying any of the foregoing. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “expect,” “plan,” “believe,” “may,” “will,” “should” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, that the preliminary results for the fourth quarter of fiscal 2015 and for the fiscal year ended January 30, 2016 are subject to change pending the completion of the Company’s audit of its financial statements for fiscal 2015; our ability to retain key personnel; successful implementation of our growth strategies; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; the financial health and production capacity of our vendors; general economic conditions and the impact on consumer confidence and spending; changes in customer demand for our products; factors affecting our outstanding convertible senior notes; our ability to anticipate consumer preferences and buying trends, and maintaining our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking; our ability to obtain our products in a timely fashion or in the quantities required; our ability to employ reasonable and appropriate security measures to protect personal information that we collect; our ability to support our growth with appropriate information technology systems; risks related to “conflict minerals” compliance and its impact on sourcing, if any, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Restoration Hardware Holdings’ Form 10-K filed with the Securities and Exchange Commission on March 27, 2015, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.restorationhardware.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Contact

Cammeron McLaughlin

SVP, Investor Relations and Strategy

(415) 945-4998

cmclaughlin@rh.com

RESTORATION HARDWARE HOLDINGS, INC.

PRELIMINARY RECONCILIATION OF NET INCOME TO OPERATING INCOME

AND ADJUSTED OPERATING INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Net income	$33,813	$42,525	$91,614	$91,002
Interest expense	11,619	5,939	35,677	17,551
Income tax expense	21,801	26,861	58,270	57,173

Operating income	67,233	75,325	185,561	165,726
Legal claim [a]	6,928	(1,500)	19,046	7,700

Adjusted operating income	$74,161	$73,825	$204,607	$173,426

Net revenues	$647,208	$582,727	$2,109,006	$1,867,422

Operating margin [b]	10.4%	12.9%	8.8%	8.9%

Adjusted operating margin [b]	11.5%	12.7%	9.7%	9.3%

[a]	Adjustments for the three and twelve months ended January 30, 2016 represent the estimated cumulative impact of coupons redeemed in connection with a legal claim alleging that the Company violated California’s Song-Beverly Credit Card Act of 1971 by requesting and recording ZIP codes from customers paying with credit cards. Adjustment for the three months ended January 31, 2015 includes a reversal of estimated expenses associated with the legal claim mentioned above based on a revision of estimated class member response. Adjustment for the twelve months ended January 31, 2015 represents charges incurred in connection with the legal claim mentioned above.
[b]	Operating margin is defined as operating income divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by net revenues.

RESTORATION HARDWARE HOLDINGS, INC.

PRELIMINARY RECONCILIATION OF GAAP NET INCOME

TO ADJUSTED NET INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
GAAP net income	$33,813	$42,525	$91,614	$91,002

Adjustments (pre-tax):
Legal claim [a]	$6,928	$(1,500)	$19,046	$7,700
Amortization of debt discount [b]	6,193	2,943	19,803	6,852

Subtotal adjusted items	13,121	1,443	38,849	14,552
Impact of income tax on adjusted items [c]	(5,143)	(1,471)	(15,072)	(7,918)

Adjusted net income [d]	$41,791	$42,497	$115,391	$97,636

[a]	Refer to table titled “Preliminary Reconciliation of Net Income to Operating Income and Adjusted Operating Income” and the related footnotes for additional information.
[b]	Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the 2019 Notes and for the 2020 Notes, we separated the 2019 Notes and 2020 Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity components as interest expense on the 2019 Notes and 2020 Notes over their respective terms. The equity components represent the difference between the proceeds from the issuance of the 2019 Notes and 2020 Notes and the fair value of the liability components of the 2019 Notes and 2020 Notes, respectively. Adjustments are presented net of interest capitalized for capital projects.
[c]	The adjustments for the three and twelve months ended January 30, 2016 represents the tax effect of the adjusted items based on our estimated effective tax rates of 39.2% and 38.9%, respectively. The three and twelve months ended January 31, 2015 include an adjustment to calculate income tax expense at a pro forma 40% effective tax rate.
[d]	Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RESTORATION HARDWARE HOLDINGS, INC.

PRELIMINARY RECONCILIATION OF DILUTED NET INCOME PER SHARE TO

ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Diluted net income per share	$0.80	$1.02	$2.17	$2.20
EPS impact of adjustments (pre-tax): [a]
Legal claim	$0.16	$(0.04)	$0.45	$0.19
Amortization of debt discount	0.15	0.07	0.47	0.16

Subtotal adjusted items	0.31	0.03	0.92	0.35
Impact of income tax on adjusted items [a]	(0.12)	(0.03)	(0.36)	(0.19)

Adjusted diluted net income per share [b]	$0.99	$1.02	$2.73	$2.36

[a]	Refer to tables titled “Preliminary Reconciliation of Net Income to Operating Income and Adjusted Operating Income” and “Preliminary Reconciliation of GAAP Net Income to Adjusted Net Income,” as well as the related footnotes to the tables for additional information.
[b]	Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance divided by the Company’s share count. Adjusted diluted net income per share is included in this press release because management believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.